Exhibit 16.1

FAX	Date: May 11, 2006
Number of pages including coversheet: 2

To: Gary Wolff	From: Madsen & Associates CPA's, Inc.
Davison Arts

Phone #:	Phone #: 801-268-2632
Fax #: 212-644-6498	Fax #: 801-262-3978
CC:

REMARKS:

    I have recieved your letter - the consent to use my opinion letter on the previously issued financial statements was based upon receiving payment for our services. This has not been done. We will not consent to the inclusion of our opinion letter on any filings in the future. Attached is a copy of our invoice.
    Ted A. Madsen, CPA